ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) made as of April 26, 2024, is by and between LINCOLN NATIONAL LIFE INSURANCE COMPANY, an Indiana life insurance company (“Administrator”) and PRUCO LIFE INSURANCE COMPANY,INSURANCE COMPANY (“Company”), a life insurance company organized under the laws of the State of Arizona, and PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY, a life insurance company organized under the laws of the State of New Jersey (collectively, the “Company”), on behalf of the Company’s current and any future separate accounts as applicable (“Variable Accounts”).

WHEREAS, Lincoln Variable Insurance Products Trust (the “Trust”) is registered under the Investment Company Act of 1940 (the “Investment Company Act”) as an open-end management investment company;

WHEREAS, the Trust is composed of separate series, some or all of which are listed on the attached Schedule One (each, a “Fund”) as it may be amended from time to time;

WHEREAS, the Company has entered into a Fund Participation Agreement (the “Participation Agreement,” as the same may be amended from time to time), dated April 26, 2024, by and among Company, Lincoln Financial Investments Corporation, the Trust, on its behalf and on behalf of the Funds, and Lincoln Financial Distributors, Inc.;

WHEREAS, pursuant to the Participation Agreement, Company, on behalf of certain of its separate accounts identified therein (“Separate Account(s)”), shall purchase shares (“Shares”) of certain Funds to serve as an investment vehicle for the Separate Accounts to fund certain variable life and annuity contracts identified on Schedule Two hereto (as the same may be amended from time to time) (the “Contracts”), which Funds may be one of several investment options available under the Contracts;

WHEREAS, Administrator provides or procures, among other things, administrative and shareholder services to the Funds pursuant to an Administration Agreement between the Trust and the Administrator;

WHEREAS, Administrator desires Company to provide the administrative services specified in the attached Exhibit A (“Administrative Services”), in connection with customers purchasing Shares indirectly through their purchases of Contracts issued by one or more Separate Accounts of the Company (the “Shareholders”); and Company is willing and able to provide such Administrative Services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, each party hereto severally agrees as follows:

1.	Company agrees to perform some or all of the Administrative Services specified in Exhibit A hereto for the benefit of the Shareholders.

2.

Company agrees to maintain separate records for each Shareholder, which records shall reflect Shares purchased and redeemed for the benefit of the Shareholder and Share balances held for the benefit of the Shareholder.

3.

Company may contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of Company required by this Agreement, or the Participation Agreement.

4.

In consideration of the performance of the Administrative Services by Company with respect to the Contracts, beginning on the date hereof, Administrator agrees to pay Company an annual fee which shall equal a percentage of the average daily value of each Fund’s assets attributable to the Contracts held by the Shareholders as set forth on Schedule One hereto. The foregoing fee will be paid by Administrator to Company quarterly within thirty (30) days after the end of the calendar quarter. For purposes of determining the payment, the total of the average daily net assets in the applicable Funds shall be multiplied by the Asset Fee multiplied by the actual number of calendar days in the period divided by the number of calendar days in the year.

Notwithstanding anything in this Agreement or the Participation Agreement appearing to the contrary, the payments by Administrator to Company relate solely to the performance by Company of the Administrative Services described herein only, and do not constitute payment in any manner for services provided by Company to any separate account organized by Company, or for any investment advisory services, or for costs associated with the distribution of any variable life or annuity contracts.

5.

This Agreement may be terminated without penalty at any time by Company or by Administrator as to one or more of the Funds collectively, upon sixty (60) days’ written notice to the other party. Administrator may terminate this Agreement, with thirty (30) days’ written notice, in the event Company does not, or is unable to, meet its obligations under paragraph 1 hereof.

6.

It is understood and agreed that in performing the services under this Agreement, the Company, acting in its capacity described herein, shall at no time be acting as an agent for the Administrator, the Trust or any of the Funds.

7.

This Agreement may only be amended pursuant to a written instrument signed by both parties hereto, except that the Administrator may amend the fee upon sixty (60) days’ written notice. This Agreement may not be assigned by a party hereto without the prior written consent of the other party.

8.	This Agreement shall be governed by the laws of the State of Indiana, without giving effect to the principles of conflicts of law of such jurisdiction.

9.

This Agreement, including Exhibit A and Schedules One and Two, constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements and documents with respect to such matters.

Schedules One and Two may be amended from time to time, as appropriate, to accurately reflect any changes in the Funds available as investment vehicles under the Participation Agreement.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

LINCOLN NATIONAL LIFE INSURANCE COMPANY

/s/ Benjamin Richer
By: Benjamin Richer
Title: SVP, Head of Funds Management

PRUCO LIFE INSURANCE COMPANY

/s/ lee hathaway
By: lee hathaway
Title: Vice President - Product Strategy

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

/s/ lee hathaway
By: lee hathaway
Title: Vice President - Product Strategy

Investment Company Name	Fund Names	Asset Fee
Lincoln Variable Insurance Products Trust	LVIP American Century Disciplined Core Value Fund – Standard Class II	0.25	%*
	LVIP American Century Mid Cap Value Fund – Standard Class II	0.25	%*
	LVIP American Century Value Fund – Standard Class II	0.25	%*

SCHEDULE ONE

*	When Company’s assets in these Funds collectively reach $100,000,000, the fee shall increase to 0.30%.

SCHEDULE TWO

List of Contracts

Separate Account:	Variable Contract:

Pruco Life Variable Appreciable Account	Variable Universal Life
Pruco Life Variable Universal Account	PruSelect I
Pruco Life of New Jersey Variable Appreciable Account	PruSelect II
Prudential Variable Appreciable Account	Pruselect III
Pruco Life Variable Insurance Account	MPremier VUL
Pruco Life PruVider Variable Appreciable Account	PruLife Custom Premier II
Pruco Life of New Jersey Variable Insurance Account	Survivorship Preferred
Pruco Life Flexible Premium Variable Annuity Account	MAGNASTAR® Private Placement VUL
Pruco Life of New Jersey Flexible Premium Variable	Discovery Choice Variable Annuity
Annuity Account	Discovery Select Variable Annuity

EXHIBIT A

Pursuant to the Agreement by and among the parties hereto, Company shall perform some or all of the following Administrative Services:

1.

Establish and maintain a teleservicing support system whereby the Company shall respond to inquiries, as permitted by applicable law and to the extent appropriate, from Shareholders regarding Fund prospectuses, reports, notices, proxies and proxy statements concerning the Funds.

2.

Establish and maintain an internet website whereby Shareholders and their financial intermediaries may access performance information regarding the Funds and any other Fund information as Company determines appropriate, and Shareholders may execute transfers of their interests into or out of the Funds.

3.

Provide and administer various features of the Contracts for the benefit of Shareholders which relate to the Funds, which may include transfers among the Funds, to the extent the Company deems appropriate, dollar cost averaging, asset allocation, portfolio rebalancing, and pre-authorized deposits and withdrawals.

4.	Provide Shareholders with a service that directly or indirectly invests the assets of their accounts in a Fund’s Shares pursuant to specific or pre-authorized instructions.

5.	Provide information periodically to Shareholders showing premiums or cash values allocated to sub-accounts invested in the Fund’s Shares.

6.	Respond to inquiries from Shareholders relating to the services performed by the Company under this Agreement.

7.

If required by law, forward communications from the Trust in accordance with the Participation Agreement (such as proxies, shareholder reports, annual and semi-annual financial statements, and dividend, distribution, and tax notices) to Shareholders.

8.	Provide such other similar services as may be mutually agreed upon between the parties hereto to the extent the Company is permitted to do so under applicable statutes, rules, or regulations.